Exhibit 21.1

Principal Subsidiaries of the Registrant

Subsidiary	Place of Incorporation
Bgin Rig Limited	British Virgin Islands
Bgin Field Limited	British Virgin Islands
Bgin US Limited	British Virgin Islands
Bgin Infrastructure, LLC	Delaware
Bgin Management, LLC	Delaware
BGIN CONSTRUCTION INC.	Delaware
Bgin Mining Inc.	Nebraska
Bgin Tech Limited	Hong Kong
Bgin Chip Limited	Hong Kong
Bgin Trading Limited	Hong Kong
Bgin Trade HK Limited	Hong Kong
Bgin Technologies Pte. Ltd.	Singapore
Bgin Tech Pte. Ltd.	Singapore
BGIN EU LIMITED	Ireland